EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
            ACCOUNTANTS AND ADVISORS
                              PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Interpro Management Corp. (A Development Stage Company), of our report dated June 6, 2008 on our audit of the financial statements of Interpro Management Corp. (A Development Stage Company) as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on May 21, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
June 6, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501